AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 2025

REGISTRATION NO. 333-226197

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933
_____________
SACHEM CAPITAL CORP.
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	81-3467779 (I.R.S. Employer Identification Number)

568 East Main Street, Branford, CT 06405
(Address of principal executive offices) (Zip code)
_____________________________
SACHEM CAPITAL CORP.
2016 EQUITY COMPENSATION PLAN
(Full title of the plan)

John L. Villano, CPA
Chief Executive Officer
Sachem Capital Corp.
568 East Main Street
Branford, Connecticut 06405
(203) 433-4736
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Joel J. Goldschmidt, Esq.
Kurzman Eisenberg Corbin & Lever, LLP
One North Broadway, 12th Floor
White Plains, New York 10601
(914) 285-9800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
____________________

EXPLANATORY NOTE

Sachem Capital Corp., a New York corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-226197) (the “Registration Statement”) to terminate all offerings under the Registration Statement and to deregister 435,054 Common Shares, par value $0.001 per share, of the Registrant (the “Common Shares”), that remain unsold or otherwise unissued as of the date hereof.

The Registration Statement was originally filed with the U.S. Securities and Exchange Commission on July 16, 2018, and registered an aggregate of 1,500,000 Common Shares for issuance under the Sachem Capital Corp. 2016 Equity Compensation Plan (the “Plan”). On July 9, 2025, the Plan was formally terminated, and no further awards will be granted thereunder.

In accordance with the undertakings contained in Part II, Item 9 of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in town of Branford, State of Connecticut, on July 29, 2025.

    Sachem Capital Corp.

    By: /s/ John L. Villano
        John L. Villano, CPA
    Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no additional signatures are required for this Post-Effective Amendment No. 1 to the Registration Statement.